Pricing Supplement No. 78 Dated May 16, 1997
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)
                                                    Rule 424(b)(3)
                                             Registration Statement
                   U.S.$5,000,000,000               No. 33-64237

               FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

     Ford Motor Credit Company ("Ford Credit") has designated $75,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Salomon Brothers Inc has agreed to purchase the Notes at a price of 100% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.

Issue Date:              May 21, 1997

Principal Amount:        $75,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three months
                         plus 21 basis points, not to exceed 9.50% per annum.

Interest Reset Dates     Quarterly on the 21st day of the months of February,
                         May, August and November, beginning August 21, 1997.

Interest Payment Dates:  Quarterly on the 21st day of the months of February,
                         May, August and November, beginning August 21, 1997, and at Stated Maturity.

Stated Maturity:         May 21, 2002

Reference Agent:         The Chase Manhattan Bank




                                 SALOMON BROTHERS INC